Exhibit 99.1                                               For immediate release

                  COMPETITIVE TECHNOLOGIES APPEALING NYSE AMEX
                            DELISTING DETERMINATION

FAIRFIELD, CT - (JUNE 10, 2010) - COMPETITIVE TECHNOLOGIES, INC. (NYSE AMEX:
CTT) announced that as expected by CTT and as required by their rules, on June 4, 2010, NYSE Amex, LLC (the "Exchange") notified CTT that the Exchange intended to file a delisting application with the Securities and Exchange Commission ("SEC") to strike the listing of the Company's securities from the Exchange pursuant to Section 1009(d) of the NYSE Amex Company Guide. As anticipated, however, CTT has appealed the delisting determination and is seeking an oral hearing before a Listing Qualifications Panel of the Exchange (the "Panel"). CTT's request for an oral hearing has stayed the scheduled delisting of the Company's securities pending the Panel's determination.

As referenced by the Company in a press release dated June 2, 2010, and advised to the Exchange, CTT has a signed stock purchase agreement to raise over $5 million and has filed a registration statement with the SEC to sell 2 million shares of equity to Crisnic Fund, S.A. based on a 15% discount from the volume weighted average price on the date the SEC declares the registration effective. The Exchange approved the new shares for listing on June 9, 2010. In its notification letter, the Exchange advised the Company that the delisting determination was based upon the Company's noncompliance with Sections 1003(a)(i) and (ii) of the Company Guide relating to the low stockholders' equity in light of prior losses from continued operations. Specifically, CTT is not in compliance with stockholders' equity of not less than $4,000,000 given CTT's net losses in three of its four most recent fiscal years. Staff from the Exchange noted in their letter that under their rules they were not permitted to extend the compliance period further. Closing on the funds in the pending Crisnic Fund, S.A. transaction is expected to resolve this stockholders' equity deficiency.

The Panel will determine the time and place of the oral appeal hearing. There can be no assurance that the Panel will grant the Company's request for continued listing. If the Panel does not grant the relief sought by the Company, its securities will be delisted from the Exchange in which event the Company would expect them be quoted on the OTC or on another exchange upon application by the Company and approval by any such exchange.

ABOUT  COMPETITIVE  TECHNOLOGIES,  INC.

Competitive Technologies, established in 1968, provides distribution, patent and technology transfer, sales and licensing services focused on the needs of its customers and matching those requirements with commercially viable product or technology solutions. CTT is a global leader in identifying, developing and commercializing innovative products and technologies in life, electronic, nano, and physical sciences developed by universities, companies and inventors. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT's website: www.competitivetech.net

Statements made about our future expectations are forward-looking statements and subject to risks and uncertainties as described in our most recent Annual Report on Form 10-K for the year ended July 31, 2009, filed with the SEC on October 27, 2009, and other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to:  Johnnie D. Johnson,
IR Services, LLC, Tel: 860 434 2465,
E-mail: jdjohnson@corpirservices.com